[FRB LOGO} WEBER SHANDWICK                       NEWS
           FINANCIAL COMMUNICATIONS



AT THE COMPANY:                          AT FRB|WEBER SHANDWICK
Paul Schmitt                             Jeff Wilhoit        Lisa Fortuna
Chief Financial Officer                  General Info        Analysts/Investors
(630) 562-4720                           (312) 640-6757      (312) 640-6779

FOR IMMEDIATE RELEASE
THURSDAY, JANUARY 9, 2003

                 M-WAVE PROVIDES FOURTH QUARTER REVENUE GUIDANCE
                        APPOINTS CHIEF OPERATING OFFICER
                    UPDATES INDUSTRIAL BOND AGREEMENT STATUS

WEST CHICAGO, ILL., JANUARY 9, 2003--M-Wave, Inc. (Nasdaq: MWAV), a value added service provider of high performance circuit boards used in a variety of digital and high frequency applications, announced today that the Company expects revenues to be between $3,000,000 and $3,500,000 for the fourth quarter ending December 31, 2002.

Joseph A. Turek, M~Wave's chairman and Chief executive officer, said, "Our fourth quarter revenues were in line with our expectations and we are beginning to see stronger revenue growth in our first quarter."

Mr. Turek also announced that Robert O'Connell, former VP and general manager of Litton Industries, has joined the Company as Chief Operating Officer. "This is a great step forward for M-Wave, as Mr. O'Connell brings over 23 years of experience running multi-million dollar printed circuit operations", indicated Mr. Turek. Mr. O'Connell will replace Dan Gosselin, former VP of Operations, who has resigned his position from M-Wave to pursue other interests outside the PCB industry. "Dan's contributions to M-Wave have been significant and he will be missed", said Mr. Turek.

M-Wave also announced today that it will likely fail to comply with certain financial covenants contained in the Industrial Revenue Bond Agreement with respect to the fourth quarter of 2002. The Company is currently negotiating with the lender to receive a waiver as it did in the third quarter of 2002. The Company financed their West Chicago facility through the Industrial Revenue Bond.

M-Wave has been notified by Nasdaq National Market that the Company's common stock is no longer subject to possible de-listing as a result of the Company's prior failure to maintain a minimum market value of publicly held shares of $5,000,000 as required for inclusion by Marketplace Rule. The Company's common stock continues to trade on the Nasdaq National market under the symbol "MWAV", subject to its continued compliance with the Nasdaq rules.

The Company expects to release earnings on February 4, 2003 and plans to have its quarterly conference call on Wednesday, February 5, 2003 at 10:00 am CDST. The details of the call will be announced at a later date.



About M-Wave:

                                      MORE

FRB | Weber Shandwick Worldwide serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

M-WAVE, INC.
ADD 1


         Established in 1988 and headquartered in the Chicago suburb of West Chicago, Ill., M-Wave is a value-added service provider of high performance circuit boards. The Company's products are used in a variety of telecommunications and industrial electronics applications. M-Wave services customers like Lucent Technologies and Motorola, Inc. with its patented bonding technology, Flexlink IITM and its supply chain management program called Virtual Manufacturing. The Company trades on the Nasdaq National market under the symbol "MWAV". Visit the Company on its web site at www.mwav.com.

         This news release contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgement on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Factors that could cause actual results to differ include the following: the failure of the Telecom market to improve; the Company's ability to secure additional sources of funds that it may require; the risk that the Company will continue to fail financial covenants in its industrial bond agreement and the need to obtain a waiver from the lender; dependence on suppliers and subcontractors for circuit board components; successful award of contracts under bid; a highly competitive environment; design and production delays; cancellation or reductions of contract orders; effective utilization of existing and new manufacturing resources; pricing pressures by key customers; and other factors detailed in the Company's Securities and Exchange Commission filings.